NTN Buzztime, Inc. Executive Incentive Plan for Eligible Employees of NTN Buzztime, Inc.

Fiscal Year 2016

AMENDMENT 1

The NTN Buzztime, Inc. Executive Incentive Plan for Eligible Employees of NTN Buzztime, Inc. Fiscal Year 2016 (the “Plan”) is hereby amended, effective March 10, 2017, as follows:

Section 4(3). Target Payout

Section 4(3) of the Plan is deleted in its entirety and replaced with the following:

Each Participant will have a Target Payout, assigned by his/her position and job level, and will be paid, at the discretion and in the sole determination of the Committee, in either (i) cash, (ii) shares of the Company’s common stock (“Shares”) issued under the NTN Buzztime, Inc. Amended 2010 Performance Incentive Plan (as amended from time to time, the “2010 PIP”), or any successor long-term incentive plan, or (iii) any combination of (i) and (ii), and expressed as a percentage of his/her annual base salary, excluding benefits, as of December 31, 2016. If a Target Payout is settled in Shares, the value of such Shares at the time of settlement shall not when combined with any cash paid to settle such Target Payout exceed the maximum amount of such Target Payout. The Target Payout amount will be adjusted when warranted pursuant to Sections 5 and 6.

Section 5. Payout Dates and Taxes.

The paragraph with the heading “Payout Date(s)” in Section 5 of the Plan is deleted in its entirety and replaced with the following:

Payout Date(s): Subject to Section 8, and provided all the of prerequisites to earning incentive compensation are met pursuant to Section 4, the Target Payout will be paid in accordance with Section 4(3) within 30 days after receipt of the independent auditor’s report on Buzztime’s annual financial statements for 2016, but no later than March 15, 2017.

The following sentence is added at the end of the paragraph with the heading “Taxes” in Section 5:

Deductions from a payout in the form of Shares shall be governed by the 2010 PIP and the applicable grant documentation, if any.